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                                                                    EXHIBIT 10.5


                                 7X24 AGREEMENT

         THIS AGREEMENT ("Agreement"), made as of the 26th day of June, 2001, between UNITED PARCEL SERVICE GENERAL SERVICES CO., including its parent company and any now-existing or future direct or indirect subsidiaries of such parent company and any authorized agents of such parent (collectively, "UPS") having offices at 55 Glenlake Parkway, Atlanta, GA, 30328, and VISaer, Inc., a Delaware Corporation, having offices at 100 Fordham Rd., Wilmington, MA 01887 ("Company").

WHEREAS, Company is the sole owner of, or has the right to sublicense, its proprietary software product known as the VISaer System, including source code, object code (referenced below), Company provided databases, related documentation and any enhancements, modifications and upgraded versions, data and information, (collectively the "Licensed Software"), which UPS wishes to license from Company in order to enhance its maintenance systems; and

WHEREAS, UPS desires Company to provide consulting services ("Consulting Services") to UPS in order for Company to make certain enhancements and modifications to the Licensed Software (the Licensed Software modifications funded by UPS to be hereinafter referred to as the "Jointly Owned Software") as further described in Section 1 a.) to meet UPS's specific system requirements; and

WHEREAS, Company desires to provide support services ("Support Services") to UPS for the System, as that term is defined in this Agreement; and

WHEREAS, UPS desires that Company provide UPS with documentation for, and training in the use and operation of the System (the "Operations Manual"); as well as recommendations of Third Party Hardware (defined below) on which the System will run; and

WHEREAS, UPS, on the basis of representations contained in Company's proposal dated February 4, 2000, (the "Proposal") and in reliance upon Company's expertise in analyzing, designing and providing software systems appropriate for specific applications, desires to engage Company to provide the Licensed Software, Consulting Services, Jointly Owned Software, Support Services and Operations Manual, and Company desires to enter into this Agreement to provide such goods and services, all in accordance with the terms and conditions set forth in this Agreement; and

WHEREAS, in summary, UPS desires that Company develop and deliver to UPS a customized system conforming to UPS's requirements as stated in RFP 99-9573, attached hereto as Exhibit "A" (the "Requirements) and any Design Document, developed pursuant to this Agreement, which is attached hereto as Exhibit "B" (the "Design Document") which shall include all necessary Licensed Software, Jointly Owned Software, Third Party Software (defined below) and Third Party Hardware, (all of the foregoing being collectively referred to as the "System"). If there are any inconsistencies among any document relating to this project, including this Agreement and the Requirements, the Requirements will prevail.

NOW, THEREFORE, for good and valuable mutual consideration and the foregoing recitals, the receipt and sufficiency of which are hereby acknowledged, UPS and Company hereby agree as follows:

1.       License Grant.

         Except for the software developed pursuant to this Agreement i.e., the Jointly Owned Software, which shall be owned jointly by UPS and Company, as provided for in Section 1(a) below, and except for the Third Party Software, as provided for in Section 1(b) below, Company hereby grants, and shall require that any subcontractors grant, to UPS a direct, irrevocable, nonexclusive, fully paid up, perpetual worldwide, subject to U.S. export laws, licenses to (i) make, have made, (ii) use, reconstruct, repair, modify, (iii) prepare derivative works, (iv) reproduce, publish, and distribute (for UPS's internal use only),
(v) and install the Licensed Software furnished hereunder, in


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object code form and source code together with the associated documentation, including any and all updates to any of the foregoing. If UPS modifies the Licensed Software through others, Company shall not be obligated to support the Licensed Software, and UPS assumes full support responsibility therefore, unless such modification was authorized in writing by Company.

                  a.       JOINTLY OWNED SOFTWARE

         The parties shall own jointly all work created by Company under the terms of this Agreement pursuant to rendering to UPS Consulting Services. Such work shall include computer programs, derivative works developed from the Company's Property, as defined below, software modifications and related documentation, whether patentable or unpatentable, which are first conceived or made or first actually or constructively reduced to practice during the term of this Agreement or within six (6) months following the expiration or cancellation hereof, whether preliminary or final, and on whatever media rendered (collectively, the "Jointly Owned Software"). Such work shall not include for (i) Company Property, (ii) Licensed Software documentation and other VISaer intellectual property developed by Company before, during and after this Agreement unless such intellectual property is directly commissioned and paid for by UPS. Accordingly, each party shall have an unrestricted, irrevocable, nonexclusive, worldwide, fully paid up, perpetual license, with right to sublicense, in and to the Jointly Owned Software and shall have the unlimited right to make, have made, use, reconstruct, repair, modify, reproduce, publish, distribute, and sell the Jointly Owned Software subject to the restrictions set forth in this Section, in whole or in part, or combine the Jointly Owned Software with another matter without any obligation to account to the other party therefore, or not use the Jointly Owned Software at all, as such party sees fit except that (i) UPS shall not use Jointly Owned Software for the purposes of conducting a business consisting of licensing software programs to third parties or of running a software service bureau;(ii) notwithstanding the foregoing, UPS shall be permitted to allow other airlines or maintenance providers to access the System for the purposes of providing maintenance services and other activities to such airlines or maintenance providers; and such permitted access shall not constitute the running of a service bureau by UPS; (iii) UPS shall be permitted to allow airlines or maintenance providers to access the System for the purposes of providing maintenance services and other activities to UPS and such permitted accesse shall not constitute the running of a service bureau by UPS;
         (iv) Company shall not use the Jointly Owned Software in any software product sold or licensed to customers listed in Exhibit "C", (the "Competitor List") and (v) Company must notify UPS of the sale of the Company Product, defined in Exhibit "I", to any third party within thirty (30) days from the date of sale and pay to UPS royalty fees within sixty (60) days from the date such sale is recognized by Company as revenue under U.S. GAAP and in accordance with the terms attached as Exhibit "D" or as otherwise mutually agreed to by the parties in writing. Company will provide to UPS a report of all sales on a quarterly basis. Such report is to be utilized solely for tracking royalties and will not be required after royalties paid exceed the cap described in Exhibit "D". Prior to providing services under this Agreement, Company shall identify to UPS in writing any technology, information, computer programs, other documentation or intellectual property owned by, or licensed to, Company prior to the commencement of such services which will be useful or necessary to the Jointly Owned Software (collectively, "Company Property"). UPS shall be permitted to grant sublicenses to use the System to Third Parties, provided that UPS or such Third Party pays to Company its license fees therefor then in effect and such Third Parties agree to be bound by all of Company's then current license terms and conditions.


                  b.       THIRD PARTY SOFTWARE

Company shall secure, transfer to or administer for UPS, in UPS's name and at UPS' option, any and all necessary sublicenses or direct licenses for all or any portion of the System owned by third parties (the "Third Party Software"), that may be identified as such in any System Deliverable, as defined in Section 8.1 of this Agreement. Company shall provide to UPS such Third Party Software with such license agreements containing terms consistent with those set forth in
Section 1 of this Agreement as between UPS and Company. Company represents


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that all of the Third Party Software identified or referenced in the System
Deliverable are standard, commercially available products, and that the associated licenses therefore are perpetual in duration. Should UPS desire to obtain additional licenses or maintenance services for the Third Party Software, Company shall use its best efforts to cause the suppliers of such Third Party Software to grant licenses and/or provide maintenance services at the best commercial rates available from such suppliers.

Notwithstanding the terms of the Third Party Software license agreements, Company shall remain primarily liable to UPS for all of Company's obligations under this Agreement. In addition, the terms in such Third Party Software license agreements which may be inconsistent with the provisions of this Agreement shall in no way limit Company's obligations hereunder. Accordingly, such license agreements may not be used by Company to: (i) reduce or otherwise limit any of the provisions of this Agreement; or (ii) relieve Company from any of its obligations under this Agreement. Company warrants that all Third Party licenses are standard and perpetual.

         c.       THIRD PARTY HARDWARE

Company represents that the Licensed Software and Jointly Owned Software will operate on any and all equipment specified by Company for use in any portion or all of the System that is sold by third parties ("Third Party Hardware") and that is identified as such in any System Deliverable, as defined in Section 8.1 of this Agreement, and that such hardware is a standard, commercially available product as long as the Third Party Hardware works according to the published specifications. Company shall assist UPS in obtaining any configuration information, operating manuals, instructions and associated documentation pertaining to such Third Party Hardware. Should UPS desire to obtain additional maintenance or support of Third Party Hardware, Company shall use its best efforts to cause the suppliers of such Third Party Hardware to provide maintenance or support services at the best commercial rates available from such suppliers.

Notwithstanding the terms of the Third Party Hardware agreements, Company shall remain primarily liable to UPS for all of Company's obligations under this Agreement. In addition, the terms in such Third Party Hardware agreements which may be inconsistent with the provisions of this Agreement shall in no way limit Company's obligations hereunder. Accordingly, such agreements may not be used by Company to: (i) reduce or otherwise limit any of the provisions of this Agreement; or (ii) relieve Company from any of its obligations under this Agreement.

2.       COMMITMENT TO DEVELOP SYSTEM.

         On the terms and conditions set forth herein, Company agrees to develop for the benefit of, and deliver to, UPS a system capable of providing UPS with the data processing services and capabilities described in the Requirements and to provide the training, support services and Operations Manual necessary to enable UPS employees to effectively use the System with a reasonable amount of instruction.

3.       SYSTEM PARAMETERS AND COMPANY RESPONSIBILITY.

3.1      System Timetable and System Deliverables.

         In order to facilitate completion of the System on a timely basis, a timetable (the "System Timetable") has been established and is attached hereto as Exhibit "E". The System Timetable sets forth the System Deliverables, defined in Section 8.1 of this Agreement, which must be completed by Company as part of its obligations with respect to the System development. Certain System Deliverables are specifically identified and described in other sections of this Agreement, while others are identified and described only in the System Timetable. The System Timetable may be amended only as provided in this Agreement or pursuant to an express written agreement executed by UPS and Company. Company acknowledges that UPS has an urgent need to have the System operating in a "live" production environment by the end of the time frames contained in Exhibit "E" and that time therefore is of the essence with respect to this Agreement. Company shall therefore adhere to, and perform its obligations within, the time frames contained in Exhibit "E".


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3.2       Completion Dates.

         The System Timetable lists the milestone events representing certain key System Deliverables and the dates on which Company represents that these events will occur. UPS and Company recognize and acknowledge that the System Timetable contemplates that Company may, at various times during the System development, be concurrently performing more than one (1) System Deliverable. The dates set forth in the System Timetable for completion of all tasks necessary to bring about the milestone event are hereinafter referred to as the "Completion Date(s)". The System Timetable also sets forth the dates by which Company has represented that it will complete all System Deliverables which it is required to perform hereunder in order to complete the System.

3.3      Representations Referencing Completion Dates.

         Company hereby represents and warrants to UPS that:

(a) The System Timetable and the Completion Dates have been represented by Company based upon Company's expertise and experience in developing software systems comparable to the System and upon UPS's representations and specifications being accurate and complete; and

(b) Each of the System Deliverables will, subject to the fulfillment by UPS of its obligations hereunder, be completed by Company by such deliverable's Completion Date. A copy of the complete project plan, showing UPS' obligations and dependencies, will be made available to Company.

         The representations and warranties contained in this Section 3.3 shall not be construed as modifying or qualifying any express obligation of Company pursuant to any other provision of this Agreement.

3.4      Commitment by Company of Additional Personnel.

         Without limitation of Company's other obligations hereunder or any other rights or remedies which UPS may have hereunder or at law or in equity, in the event that UPS determines in the reasonable exercise of its business judgment that any System Deliverable may not be completed by its Completion Date without the commitment by Company of additional personnel to the System development, UPS shall provide Company with a written notice specifying the additional personnel which UPS believes should be committed to the System development, and Company shall commit such personnel to the System as soon as practicable (but in no event to exceed fifteen (15) days) from receipt of such notice. Should Company disagree with UPS's requested allocation of personnel, it will so indicate to UPS within five (5) days of receiving notice thereof. The parties will then promptly meet and work diligently and in good faith to reach agreement on the issue.

3.5      Work Performed on UPS Facilities.

         Company recommends that during the course of this Agreement, UPS shall permit employees of Company to be present, when reasonable, as observers or participants while various tasks are being conducted and to consult with UPS's personnel. UPS shall provide, at no additional cost, office space and facilities commensurate with that provided to its own employees for a minimum of seven (7) Company personnel who will be engaged in the work associated with this Agreement. Company recommends that one (1) training and one (1) conference room with conference phone be made available at the UPS facilities where work is being performed. With respect to all work performed by, or for, the Company at UPS facilities, the Company shall comply with all applicable state, local and Federal government laws and regulations in effect where such work is being performed and applicable to such work and shall comply with all UPS security and safety regulations in effect at such facilities.


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3.6      Work Performed on Company Facilities

         During the course of this Agreement, Company shall permit employees of UPS to be present, when reasonable, as observers or participants while various tasks are being conducted and to consult with Company's personnel. Company shall provide, at no additional cost, office space and facilities commensurate with that provided to its own employees for a minimum of two (2) UPS personnel who will be engaged in the work associated with this Agreement. UPS shall comply with all applicable state, local and Federal government laws and regulations in effect where such work is being performed and applicable to such work and shall comply with all Company security and safety regulations in effect at such facilities

4.       MECHANISMS FOR AVOIDING AND IDENTIFYING SYSTEM PROBLEMS.

4.1      Project Managers.

         UPS and Company shall each designate in writing one (1) individual to serve as its project manager for the System through successful completion of the System Acceptance Procedure, as defined in Section 8, which individual shall be deemed to have authority to grant or provide approvals that relate to the day-to-day performance and technical and other project issues that may arise which do not affect the terms and conditions or costs hereunder (each a "Project Manager"). UPS hereby designates Dick Deats as the UPS Project Manager and Company hereby designates David Spellman as the Company Project Manager.

4.2      Contract Managers.

         UPS and Company shall each designate in writing one (1) individual to serve as its contract manager for the System through final acceptance which individual shall be deemed to have the authority to issue, execute, grant or provide any approvals, requests, notices, contract amendments or other communications required hereunder or requested by the other party hereto (each a "Contract Manager"). UPS hereby designates Bill Haeseley as the UPS Contract Manager and Company hereby designates David Spellman the Company Contract Manager.

4.3      Review Meetings and Project Reports.

         Not less than once per month until and no later than 30 days after completion of the final System Deliverable, UPS's Project Manager and Company Project Manager, as well as appropriate additional personnel involved in the particular task underway, shall meet via telephone or televideo conference or in person to discuss the progress made by Company and UPS in the performance of their respective obligations hereunder during the preceding month. The UPS Project Manager and Company Project Manager will jointly produce a meeting schedule that will reflect but is not limited to the Completion Dates set forth in the System Timetable. To facilitate proper Project management, once every month Company shall provide UPS with a written status report ("Progress Report") specifying in detail:

         4.3.1 Any problem or circumstance ("Project Problem") encountered by Company, or of which Company gained knowledge, during the preceding month which Company could reasonably expect to prevent Company's completing any System Deliverable by the date specified in the System Timetable for such System Deliverable (any such projected delay being hereinafter referred to as a "Project Delay");

         4.3.2 The estimated length of any Project Delay and estimated amount of any project cost overrun which may result from any Project Problem specified pursuant to Section 4.3.1 hereof;

         4.3.3    The cause of any Project Problem specified pursuant to Section
                  4.3.1 hereof and the specific steps taken or proposed to be taken by Company to remedy such Project Problem; and

         4.3.4 The Licensed Software, Third Party Software, Jointly Owned Software, Third Party Hardware, Pre-Existing Technology (defined in Section 13D), Inventions (defined in 13C) and Technical Information (defined in 13B) developed or used by Company in the prior month in its performance under this Agreement.


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4.4      Effect of Company's Failure to Identify and Specify Project Problems.

         In the event that Company fails to specify in writing any Project Problem of which it was aware with respect to a given period in the appropriate Progress Report and in such manner and at such time as required pursuant to
Section 4 hereof (an "Unidentified Project Problem"), it shall be conclusively presumed for purposes of this Agreement that no Project Problem arose during such period and Company shall not be entitled to rely upon such Unidentified Project Problem as a purported justification for either;

(a) claiming that it is entitled to receive any additional amounts with respect to a System Deliverable, or

(b) failing to complete any System Deliverable by such deliverable's respective Completion Date. Reports submitted pursuant to Section 4.3 and the implications thereof shall reasonably be taken into account by UPS in consideration of deviations from the System Timetable or from the project budget.



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5.       CHARGES PAYABLE BY UPS.

5.1      Billing by Company of Fixed Price.

         . Company shall provide UPS with a valid invoice in accordance with the fixed payment schedule as defined in Exhibit "F" only after receiving written notification of acceptance of the System Deliverables required to complete a Milestone from UPS's Contract Manager.

         Company shall not invoice UPS for services or expenses in excess of the
maximum compensation amount of                 set forth in Exhibit F of this
Agreement. If additional projects are entered into between UPS and Company during the term of this Agreement, those additional projects may, at UPS's option, be governed by separately negotiated agreements. Company shall bill UPS at rates not to exceed Company Hourly Rates identified in Exhibit F for services provided in connection with any additional projects.

5.2 UPS shall not pay to Company any travel expenses or time and material work necessarily and actually incurred by Company in connection with providing such services other than what is stated in the Fixed Price
         Schedule in Exhibit F. UPS shall pay only those fix price amounts indicated in Exhibit F, unless Company is given written notification in accordance with Section 10, Changes, of this Agreement.

         All invoices prepared by Company pursuant to this Agreement shall be itemized, shall reference the Contract Number of this Agreement and shall substantiate charges therein set forth. Company shall maintain complete and accurate accounting records, in a form in accordance with generally accepted accounting practices, to substantiate Company's charges and expenses hereunder. Company shall retain records for a period of one (1) year from the date of final payment. UPS shall pay all valid invoices, except for any amounts disputed by UPS, within thirty (30) days after UPS's receipt thereof.

Invoices are to be sent to:

                  United Parcel Service
                  1400 N. Hurstbourne Pkwy 4-b
                  Louisville, KY 40223
                  Attn.: IT Contracts

5.3      Offsets for Damages Suffered by UPS.

         In addition to any other rights or remedies UPS may have hereunder or at law or in equity, UPS shall be entitled to offset the amount of any damages it suffers or incurs as a result of the breach by Company of any of its obligations, warranties or representations hereunder against the amount of any charges becoming due and payable to Company hereunder; provided that prior to any such offset or other delay in any payment, whether invoiced or scheduled, UPS will give Company fifteen (15) days notice thereof, and shall either (i) receive written acceptance of such offset from VISaer or (ii) shall have such offset authorized by via the Dispute Resolution procedure specified in this Agreement.

5.4      Taxes

         UPS will pay all United States federal, state, local, sales, use, excise, and other similar sales and use taxes based on this Agreement and the purchase of services hereunder (except those based on Company's net or gross income, license, occupation, or property taxes, or worth) unless UPS furnishes Company with a valid resale or exemption certificate.


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6        PROJECT PERSONNEL.

6.1      Company Project Personnel

         Company shall provide UPS with such information regarding individual project personnel or proposed Project Personnel which UPS may reasonably request. In the event that Company proposes to have any services under this Agreement performed by personnel other than employees of Company, Company shall so notify UPS in advance. Any such personnel shall be deemed subcontractors of Company. UPS reserves the right to reject any and all subcontractors with respect to any or all projects to be conducted pursuant to this Agreement

6.2      Continuity of Project Personnel.

         Attached hereto as Exhibit "G" is a schedule setting forth certain specific employees of Company who will be assigned by Company as Project Personnel in the specific capacities indicated next to their respective names. Company shall not have the right to remove any Project Personnel (or any permissible replacement for such Project Personnel) unless such Project Personnel leave the employ of Company or the Project Personnel have received a promotion to another position. In the event Project Personnel are removed due to receiving a promotion to another position, Company shall provide access to such personnel for questions related to the development of the System for a period of sixty (60) days. Company shall not remove project personnel strictly for the purposes of staffing projects not related to the development of the System. The replacement for such Project Personnel must be acceptable to UPS in the exercise of UPS's discretion. Project Personnel may be temporarily replaced by Company for vacations, absences due to illness, accident, other events outside of Company's control and other events scheduled with UPS's prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Without limiting the foregoing, UPS may not replace UPS Project Manager except upon prior written notice to Company.

6.3      Replacement of Project Personnel Upon UPS's Request.

         Upon at least five (5) days prior written notice to Company from UPS, which notice identifies work performance problems with respect to a member of the Project Personnel, UPS shall be entitled to require Company to replace such person upon the conclusion of such five (5) day period.

6.4      Indemnification of UPS by Company.

         Company shall defend, indemnify, and hold UPS, and its parent company and any and all subsidiaries of UPS and its parent company, and their respective directors, officers, employees, and agents (the "UPS Indemnified Parties"), harmless from and against any and all claims, losses, damages, judgments, costs, and expenses (including attorneys' fees and disbursements) which UPS Indemnified Parties may suffer or incur arising out of or in connection with injuries to persons (including death) or loss of, or damage to, property, occasioned by the negligence, unlawful act, or willful misconduct of Company, or of Company's personnel, subcontractors, or agents.

7        INSURANCE.

         Company shall, at its own cost and expense, obtain and maintain in full force and effect, with sound and reputable insurers, during the term of this Agreement, the following insurance coverage's: Worker's Compensation as required by applicable law; employer's liability with a minimum limit of $100,000.00 of liability, and not less than $100,000.00 aggregate limit of liability per policy year for disease, including death at any time resulting therefrom, not caused by accident; Comprehensive General Liability insurance against all hazards with a minimum limit of liability for personal injury, including death resulting therefrom, on an occurrence basis of $1,000,000.00 in the aggregate, and with a minimum limit of liability for property damage on an occurrence basis of $1,000,000.00 in the aggregate; and Automobile Liability insurance against liability arising from the maintenance or use of all owned, non-owned and hired automobiles and trucks with a minimum limit of liability for bodily injury of $1,000,000.00 in the aggregate, and with a minimum limit of liability for property damage of $500,000.00 per accident. Company's insurance shall be deemed primary. Company shall provide UPS with certificates of insurance evidencing the coverage required hereunder and naming UPS as an additional insured as its interests may appear


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within thirty (30) days after execution of this Agreement. Each policy required hereunder shall name UPS as an additional insured as its interests may appear and shall provide that UPS shall receive thirty (30) days' advance written notice in the event of a cancellation or material change in such policy. In the event that any service under this Agreement is to be rendered by persons other than Company's employees, prior to commencement of service by such person(s), Company shall arrange to furnish UPS with evidence of insurance for such persons subject to the same terms and conditions as set forth above and applicable to Company.

In the event of inability or refusal to furnish such certificates or notice of the cancellation of any required insurance, UPS may immediately terminate this Agreement.

UPS warrants that it will maintain similar levels of insurance on behalf of UPS employees visiting Company locations and shall, upon request by Company, provide copies of insurance certificates or other appropriate documentation.

8.       DELIVERY AND APPROVAL OF SYSTEM DELIVERABLES.

8.1      General Obligations of Company with Respect to System Deliverables.

         In accordance with the System Timetable and this Section 8, Company shall develop, complete and deliver to UPS the system deliverables outlined in the Requirements and Design Document, attached in Exhibit "E" ("System Deliverable(s)").

8.2      Delivery and Acceptance of System Deliverables.

         In accordance with the System Timetable attached as Exhibit E, Company shall develop, complete and deliver to UPS, each System Deliverable. Prior to September 1 2001, each System Deliverable shall be classified as either a Standard System Deliverable or a Critical System Deliverable and for each Critical System Deliverable, a written, mutually agreeable Acceptance Plan shall be developed. If this requirement is not completed by September 1 2001, UPS may terminate this Agreement, in accordance with Section 16.2, upon notice thereof to Company without any further obligation to Company hereunder. Upon receipt of such notice Company shall immediately refund to UPS all monies paid by UPS under this Agreement.

8.2.1 Based upon adherence to the Acceptance Plan, UPS shall accept or reject each such Critical System Deliverable within fifteen business (15) days or if the timing of UPS's acceptance or rejection is not critical in the sense of delaying work on other project components, such time that UPS deems appropriate but in no event longer than thirty (30) business days from receipt thereof. In the event that UPS rejects any Critical System Deliverable, it shall notify Company in writing specifying the nature of the deficiencies or inadequacies contained in such Critical System Deliverable, in which event the following provisions shall apply:

         8.2.1.1 Company shall have a period of fifteen (15) business days from receipt of notice in which to correct all deficiencies or inadequacies specified by UPS in such document and to resubmit a revised Critical System Deliverable to UPS. When timing is not critical in UPS's judgment, the preceding requirement shall be a thirty (30) business days instead of fifteen (15) business days.

         8.2.1.2 Based upon adherence to the Acceptance Plan, UPS shall accept or reject such revised Critical System Deliverable within fifteen (15) business days or if the timing is not critical, such time that UPS deems appropriate, but in no event longer than thirty (30) business days from receipt thereof. In the event that UPS rejects such revised Critical System Deliverable, UPS shall notify Company in writing specifying the nature of the deficiencies or inadequacies contained in such revised draft and further revisions thereof shall continue in accordance with this Section 8.2 hereof until such time as UPS approves in writing the latest Critical System Deliverable submitted by Company (any such time spent by UPS in retesting such


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

         Critical System Deliverable shall be itemized and reimbursed to UPS by Company upon written notice to Company by UPS. In the event that UPS rejects such revised Critical System Deliverable a third time, UPS shall either notify Company in writing specifying the nature of the deficiencies or inadequacies contained in such revised draft and further revisions thereof shall continue in accordance with this
         Section 8.2 hereof until such time as UPS approves in writing the latest Critical System Deliverable submitted by Company (any such time spent by UPS in retesting such Critical System Deliverable shall be itemized and reimbursed to UPS by Company upon written notice to Company by UPS), or UPS may terminate this Agreement, in accordance with Section 16.2, upon notice thereof to Company without any further obligation to Company hereunder. Upon receipt of such notice Company shall immediately refund to UPS all monies paid by UPS under this Agreement.

8.2.2 UPS shall accept or reject each such Standard System Deliverable in the reasonable exercise of its discretion within fifteen business (15) days or if the timing of UPS's acceptance or rejection is not critical in the sense of delaying work on other project components, such time that UPS deems appropriate but in no event longer than thirty (30) business days from receipt thereof. In the event that UPS rejects any Standard System Deliverable, it shall notify Company in writing specifying the nature of the deficiencies or inadequacies contained in such Standard System Deliverable, in which event the following provisions shall apply:

         8.2.2.1 Company shall have a period of fifteen (15) business days from receipt of notice in which to correct all deficiencies or inadequacies specified by UPS in such document and to resubmit a revised Standard System Deliverable to UPS. When timing is not critical in UPS's judgment, the preceding requirement shall be a thirty (30) business days instead of fifteen (15) business days.

         8.2.2.2 UPS shall accept or reject such revised Standard System Deliverable in the reasonable exercise of its discretion within fifteen
         (15) business days or if the timing is not critical, such time that UPS deems appropriate, but in no event longer than thirty (30) business days from receipt thereof. In the event that UPS rejects such revised Standard System Deliverable, UPS shall notify Company in writing specifying the nature of the deficiencies or inadequacies contained in such revised draft and further revisions thereof shall continue in accordance with this Section 8.2 hereof until such time as UPS approves in writing the latest Standard System Deliverable submitted by Company (any such time spent by UPS in retesting such Standard System Deliverable shall be itemized and reimbursed to UPS by Company upon written notice to Company by UPS . In the event that UPS rejects such revised Standard System Deliverable a third time, UPS shall either notify Company in writing specifying the nature of the deficiencies or inadequacies contained in such revised draft and further revisions thereof shall continue in accordance with this Section 8.2 hereof until such time as UPS approves in writing the latest Standard System Deliverable submitted by Company (any such time spent by UPS in retesting such Standard System Deliverable shall be itemized and reimbursed to UPS by Company upon written notice to Company by UPS), or UPS may elect to fulfill the deliverable using its own internal resources and / or other third parties, in which case UPS's cost will be deducted from the Total Project Cost specified in Exhibit F.

8.2.3 UPS's approval of any System Deliverable, including without limitation all statements of requirements, specifications, designs, plans, codes and procedures, shall not constitute a waiver or modification of Company's obligations under this Agreement unless any such waiver or modification is expressly stated by the UPS Contract Manager in writing.

9.       SYSTEM ACCEPTANCE.

9.1      System Acceptance.

         In accordance with the System Timetable, but not later than September 1, 2001, UPS and Company shall develop a written system acceptance procedure (the "System Acceptance Procedure"), which will be incorporated into this Agreement as Exhibit "H", which describes all criteria that System Deliverables must meet to be acceptable and the procedure that will be applied by UPS to determine whether each criterion is met. If a mutually agreed upon System Acceptance Test Procedure cannot be developed prior to the completion of the System development, the parties shall promptly meet and work diligently until the parties reach mutual agreement on the Acceptance Procedure. If the parties cannot agree after a reasonable amount of time, UPS may, at its option, terminate this Agreement in Accordance with Section 16.2 of this Agreement.

9.2      System Acceptance Procedure.

         Upon acceptance by UPS of all System Deliverables required for Go-Live, UPS shall carry out the System Acceptance Procedure. In the event the System passes the System Acceptance Procedure, the UPS Project Manager and UPS Contract Manger shall provide Company written notification thereof. At this point, the System will be deemed ready for Go-Live. Final Acceptance shall occur when the System has operated in successful, live operation for a period of 30 days, ("Final Acceptance"), at which point, the UPS Project Manager and UPS Contract Manger shall provide Company written notification thereof stating the Final Acceptance of the System. Any respect in which the System fails to meet the acceptance criteria provided in the System Acceptance Procedure will be referred to as a Specification Non-Conformity. The UPS Project Manager and UPS Contract Manager will provide Company with a written description of any Specification Non-Conformities. Any Specification Non-Conformities revealed by such test or re-test after correction by Company shall be promptly corrected, (and appropriate documentation for such correction produced and delivered to UPS) but in any event, within ten (10) days, by Company, and as soon as practicable thereafter, the System shall be resubmitted to testing pursuant to this Section
9.2. In the event that the System fails to pass successfully the System Acceptance Procedure on the first or any subsequent re-test, the UPS Contract Manager shall either notify Company in writing specifying the Specification Non-Conformities and further correction to the System shall be made by Company in accordance with this Section 9.2 hereof until such time as UPS approves in writing the latest System Deliverable submitted by Company (any such time spent by UPS in retesting such System Deliverable shall be itemized and reimbursed to UPS by Company upon written notice to Company by UPS), or UPS may terminate this Agreement, in accordance with Section 16.2,upon notice thereof to Company without any further obligation to Company hereunder. Upon receipt of such notice from UPS, Company shall immediately refund to UPS all monies paid by UPS under this Agreement.

9.3      Contract Completion.

         Contract Completion shall occur when System Acceptance and all System Deliverables scheduled for post Go-Live completion have been accepted by UPS in accordance with the System Acceptance Procedure.

10.      CHANGES.

         No change order shall be valid unless in writing and signed for UPS, by the UPS Project Manager and UPS Contract Manager and for Company, by the Company Contract Manager and Company Project Manager. No additional payment by UPS shall be due to Company for any change from the agreed upon Requirements, Design Document, specifications or scope of the System or the work plans, or project schedules unless the change affects Company's cost of the System in excess of _____________and is set forth in a change order signed by the Project Manager and Contract Manager of each party.

11       PARTICIPATION OF UPS PERSONNEL.

11.1     Assistance by UPS Personnel.

         In order to facilitate the development by UPS personnel of an understanding of the System, UPS shall have the right, but not the obligation, to direct any number of its employees to assist Company in the performance of any of Company's obligations hereunder; provided, however, that any such assistance shall not relieve Company of responsibility for the performance of any such obligation. Company shall cooperate fully with UPS in carrying out the intent of this Section 11.1. To the extent Company finds UPS's exercise of this Paragraph 11.1 a cause for delay or additional costs in fulfilling its obligations under this Agreement, it will so inform UPS, requesting appropriate adjustments. If UPS does not agree thereto, the parties will promptly meet and work diligently and in good faith to reach agreement on the issue. If no agreement can be met, the Dispute Resolution procedure defined within this Agreement shall prevail.

11.2     UPS Audit Rights.

UPS shall have the right from time to time upon five business days notice to Company to inspect all of the books and records of Company necessary to verify the accuracy of any invoice submitted by Company, such inspection being only for such verification. Any such audit shall be conducted at Company's place of business on at least 15 business days prior written notice, during Company's normal business hours and at UPS's expense, provided that all costs incurred by UPS in conducting any such audit shall be reimbursed by Company in the event that such audit reveals an aggregate discrepancy in any invoice or cumulative invoices not previously audited by UPS pursuant to this Section of more than ten thousand Dollars ($10,000.00). Personnel performing such audits will be subject to the confidentiality provisions of this Agreement

12.      WARRANTY

12.1 Company warrants that: (a) Company is the owner of the Licensed Software or has the absolute right to license or sublicense the Licensed Software in accordance with this Agreement; (b) neither the Licensed Software or the System or UPS's use of the Licensed Software or System will infringe any copyright, trademark, trade secret, U.S. patent or any other proprietary right of any third party; (c) the version of the Licensed Software or System delivered to UPS is an accurate copy of the most current version of the Licensed Software or System as of the date of delivery.

         The Company warrants that the System shall be free from defects in title.


12.2 In addition to the warranties set forth in paragraph 12.1, which shall be unlimited as to time, Company hereby warrants and represents to UPS that for a period of twelve (12) months from successful completion of the System Acceptance Procedure (the "Warranty Period"):

         (a) the System shall operate without Specification Non-Conformities and that the system shall be free from defects in title, material, workmanship and design and of no less than the highest quality standards in the industry;

         (b) the System shall be in compliance with the Requirements and the quality, description, and functional requirements set forth in or applicable to this Agreement; and shall be merchantable and fit for the purpose and use specified in this Agreement.

         (c) the System shall satisfy all Acceptance Criteria identified in the Acceptance Test Procedure as described in Exhibit "H".

         (d) UPS shall look to the providers of the Third Party Software and Third Party Hardware for warranty coverage with respect to those items; however, Company warrants that when functioning in accordance with their respective specifications, the Third Party Software and Third Party Hardware will adequately perform their functions within the System.

         (e) The Company warrants that all services provided hereunder shall be provided in a workman-like and responsive manner and shall conform to the highest industry standards. The Company makes no warranty under this Agreement, however, with respect to any software programming or development services performed by UPS or any third party.

12.3 If, within the Warranty Period, UPS gives Company written notice of a Specification Non-Conformity contained in the System, Company will, upon receipt of such notice and at Company's expense, investigate such Specification Non-Conformity according to the Service Levels specified in Exhibit J. In the event Company is unable to correct a Specification Non-Conformity within specified Service Levels, Company will so notify UPS and provide details of the circumstances that prevent correction.

If Third Party Software or Third Party Hardware is the cause for Specification Non-Conformities, Company will, use reasonable commercial efforts to design and implement a fix to the Specification Non-Conformities. If such fix is not sufficient to allow the System to operate without Specification Non-Conformities, Company will recommend and assist UPS in identifying, procuring, and implementing alternate Third Party Software or Third Party Hardware within ten (10) days.

In the event Company does not or cannot correct such Specification Non-Conformity within the Service Levels specified in Exhibit J and fails to reasonably justify such inability, UPS may either make such correction or contract therefor with others, and Company shall pay UPS the proven costs thereof.

12.4       Support

         Company shall make available to UPS Company Project Personnel approved by UPS to support the System on an on going basis. Those Project Personnel or UPS approved substitute personnel will be made available to UPS for a period not less than seven (7) years and subject to the rates and other terms specified in Exhibit F.

12.5     Miscellaneous.

         12.5.1. (a) In addition to the foregoing, Company warrants that:

         (i) The Licensed Software and System, as delivered by Company, do not and will not contain any codes, commands or instructions, including viruses, time bombs, worms, and trojan horses, that may, or may be used to, access, alter, delete, damage or disable the Licensed Software or System, other products, UPS information or other UPS property.

         (ii) The media on which the Licensed Software or System resides will be free from defects in material and workmanship when delivered by Company.

(b) Company warrants and represents that all products and services provided by Company to UPS or used by Company pursuant to this Agreement are or will be Year 2000 Compliant prior to the date of this Agreement regardless of whether such Systems are owned by Company or by third party providers or suppliers.

Definitions.

12.5.2. For the purposes of the Agreement, "Year 2000 Compliant" and "Year 2000 Compliance" mean:

         (a) the interface functionality, calculations, comparisons, extraction, management, manipulation, output, sequencing, recording, storing, processing and other computing processes provided by the System (collectively, "Processes") accurately perform in a consistent manner regardless of the date in time on which the Processes are actually performed and regardless of any data or input which represents a date or includes an indication of or reference to a date, part of a date or time period ("Date Data") whether such Processes are performed before, on, during or after January 1, 2000;

         (b) the Processes respond to two-digit year-date input in a manner that resolves any ambiguities as to century in a defined and predetermined manner; and

         (c) the Processes store and display date information in ways that are unambiguous as to the determination of the century.

         12.5.3. All of Company's critical internal systems and all interfaces with all of Company's critical Systems do now, or prior to the date of the Agreement will be able to, manage and manipulate Date Data without causing an abnormal ending scenario or generating incorrect value involving such dates; and Company has identified its critical supply chain and has obtained reasonable assurances from critical suppliers that they will be able to continue to supply Company products and services as the Year 2000 is approached and reached.

         12.5.6. Compliance Indemnity. If the System interfaces or is used in conjunction with the products, services, software or other technology of a third party (the "Third Party Interface"), and the System causes the Third Party Interface to fail as a result of Company's breach of the warranties contained herein, Company agrees to indemnify and hold UPS and its shareholders, officers, directors, employees, agents, successors, and assigns harmless from and against any and all claims, suits, actions, liabilities, losses, costs, reasonable attorneys' fees, expenses, judgments or damages, whether ordinary, special or consequential, resulting from any third party claim made or suit brought against the UPS or such persons. This remedy shall be in addition to UPS's other indemnification rights set forth in the Agreement.

         12.5.7. Corrections. Company shall, at its expense, commit the resources necessary to correct any nonperformance, error or defect in a timely manner as specified in Exhibit J and commensurate with the nature of harm to UPS caused by the nonperformance, error or defect, and shall deliver the correction to UPS in accordance with the Service Levels specified in Exhibit J. If Company fails to correct the nonperformance, error or defect within the Service Levels specified in Exhibit J, after UPS has apprised Company of the problem, in writing, or if the Systems do not meet the Year 2000 Compliance as determined by UPS in its sole discretion, then UPS may terminate, without liability on behalf of UPS, part or all of UPS's obligations under the Agreement. Year 2000 Compliance shall be deemed included under any maintenance and support provisions contained in the Agreement or in a separate maintenance agreement, if any, all at no additional charge to UPS.

13       INTELLECTUAL PROPERTY RIGHTS

         A.  PROPRIETARY RIGHTS

Except for (i) Company Property, (ii) Licensed Software, documentation and other VISaer intellectual property developed by Company before, during and after this Agreement unless such intellectual property is directly commissioned and paid for by UPS as Custom Software, and (iii) Jointly Owned Software for which the rights defined herein shall equally vest with Company and UPS , all right, title and interest in and to the software (source and object codes) and documentation, including, but not limited to drawings, plans, and specifications, and copies thereof prepared and furnished by Company hereunder (for the purposes of this Agreement, the Software (source and object codes), documentation and other items referenced above shall be collectively referred to as "Documents") including all copyright and other proprietary rights therein, shall vest in UPS. Neither Company nor any of its employees, agents, subcontractors, suppliers or vendors shall, without the prior written consent of UPS, use such Documents on any other project in which such Party is or may become engaged. Company expressly acknowledges that the parties have agreed that all aspects of the Documents and all work in process in connection therewith are to be considered "works made for hire" within the meaning of the U.S. Copyright Act, (the "Act"), and that UPS is to be the "author" within the meaning of such Act. All right, title, and interest in the Documents shall vest in UPS upon creation thereof and shall be owned exclusively by UPS at its creation, and Company hereby expressly disclaims any interest in any of them. In the event (and to the extent) that the Documents created by Company hereunder or any part or element thereof is found as a matter of law not to be a "work made for hire" within the meaning of the Act, Company hereby conveys and assigns to UPS the sole and exclusive right, title and interest to all such Documents without further consideration, and agrees to assist UPS (at UPS's cost) to register, and from time to time to enforce, all copyrights and other rights and protections relating to the Documents created hereunder in any and all countries. With the exception of Licensed Software, Company acknowledges and agrees that UPS and its licensors, licensees, or other persons, as applicable, retain all right, title and interest in and to all other software incorporated into the System, as identified or described in the Requirements, together with the technology incorporated therein, and including all patent, copyright, trademark and other proprietary rights therein.

         B.       DEVELOPED TECHNICAL INFORMATION

Except for (i) Company Property, (ii) Licensed Software documentation and other VISaer intellectual property developed by Company before, during and after this Agreement unless such intellectual property is directly commissioned and paid for by UPS, , and (iii) Jointly Owned Software for which the rights defined herein shall equally vest with Company and UPS, Company agrees to disclose and promptly furnish UPS any and all information developed in furthering the Requirements and in developing the System Deliverables, computer or other specifications, documentation, works of authorship or other creative works, ideas, knowledge, or data, written, oral or otherwise expressed, originated by Company or by one or more of Company's employees, subcontractors, consultants, representatives or agents ("Associates") as a result of work ("Work") performed under or in anticipation of this Agreement ("Technical Information"). UPS shall own all right, title and interest in and to the Technical Information created by Company hereunder, including all copyrights and proprietary rights therein. Company expressly acknowledges that the Parties have agreed that all aspects of the Technical Information and all work in process in connection therewith are to be considered "works made for hire" within the meaning of the Act, and that UPS is to be the "author" within the meaning of such Act. All such copyrightable Technical Information, as well as all copies of such Technical Information, in whatever medium fixed or embodied, shall be owned exclusively by UPS as its creation, and Company hereby expressly disclaims any interest in any of them.

In the event (and to the extent) that the Technical Information created by Company hereunder or any part or element thereof is found as a matter of law not to be a "work made for hire" within the meaning of the Act, Company hereby conveys and assigns to UPS the sole and exclusive right, title and interest in/and to all such Technical Information, and all copies of any of them, without further consideration, and agrees to assist UPS to register, and from time to time to enforce, all copyrights and other rights and protections relating to the Technical Information created hereunder in any and all countries. Company shall place a copyright notice in favor of UPS on the Technical Information at UPS's request.

         C.       INVENTIONS

Except for (i) Company Property, (ii) Licensed Software documentation and other VISaer intellectual property developed by Company before, during and after this Agreement unless such intellectual property is directly commissioned and paid for by UPS, , and (iii) Jointly Owned Software for which the rights defined herein shall equally vest with Company and UPS, Company agrees that if any inventions, discoveries, or improvements are conceived, first reduced to practice, made or developed as a direct result of the work performed under this Agreement by Company or by one or more of Company's Associates, Company hereby assigns and agrees to assign to UPS all of Company's and its Subcontractors' entire right, title and interest in and to such inventions, discoveries or improvements, and any patents that may be granted thereon in any country of the world ("Inventions"). Company shall promptly share with UPS all information relating to any Inventions. Company agrees that it will promptly have its Associates sign all papers and, without charge to UPS, do all acts which may be necessary, desirable or convenient to enable UPS at its expense to file and prosecute applications for patents on such Inventions, and to maintain patents granted thereon. Company also agrees to acquire from its Associates who perform Work hereunder, such assignments, rights and covenants as may be necessary to assure that UPS shall receive the rights provided for in this Section 13(C).

         D.  LICENSE TO PRE-EXISTING TECHNOLOGY

If the System includes or requires the use of inventions or materials previously made, developed or copyrighted by Company or others, and not originated or developed for purposes of the Agreement ("Pre-existing Technology"), then Company hereby grants to UPS a fully paid-up, world-wide, perpetual, non-exclusive license to make, use, have made, copy, modify, display, reconstruct, repair, prepare derivative works, reproduce, publish, distribute (for UPS' use only), install and perform the Pre-existing Technology, to the extent necessary to effectively use the System. The license so granted to UPS includes, subject to the License Grant defined within this Agreement, the right to grant to any affiliate of UPS royalty-free licenses to make, use, have made, copy, modify, display and perform the Pre-existing Technology, consistent with the provisions of this Section 13(D).

13.2     Confidentiality

         Both parties acknowledge that Company and UPS are the owners of valuable trade secrets and are in possession of other confidential information licensed from third parties. Company and UPS shall not disclose to third parties or use any non-public information and data obtained in connection with this Agreement or otherwise, except to the extent permitted by the owner of such trade secrets and/or confidential information or to the extent necessary for UPS or its affiliates to effectively use the System or for Company to develop the System for use by UPS.

14       RESTRICTIONS ON PUBLICITY AND RIGHT OF COMPANY TO DEVELOP COMPARABLE
         SYSTEMS.

14.1     Prohibition on Publicity.

         Company shall not use the name or logo of UPS, or any abbreviation or adaptation thereof, in any advertising, trade display, client list, or public statement, or for any other commercial purposes without the prior written consent of UPS.

14.2     Exclusivity

         During the term of this Agreement and for a period of three (3) years following the termination of this Agreement for any reason whatsoever, Company shall not provide consulting or other services to the list of companies identified on Exhibit C as it relates to Jointly Owned Software. UPS reserves the right to modify the list contained in Exhibit C every three months to include other companies whose primary business is similar to and directly competitive to those companies listed in Exhibit C.

         14.2.1 The restrictions set forth in this clause shall be included in all subcontracts entered into for the performance of any services under this Agreement. Any such subcontractors shall be approved by UPS prior to starting work. Company shall identify any subcontractors that does not agree to be bound by the clause, at which point, UPS may elect to have the subcontractor removed from the project, but must do so with the understanding that deliverable schedules may need to be revised.

14.3     Survival of Obligations and Right to Equitable Relief.

         Company's obligations and UPS's rights under this Section 14 shall survive any expiration or termination of this Agreement for any reason (including without limitation termination by Company for a material breach by UPS of its obligations hereunder) unless this Agreement is terminated by reason of a default by UPS. Company hereby acknowledges and agrees that UPS's remedies at law for a breach by Company of its obligations under this Section 14 will be inadequate and that UPS shall, in the event of any such breach, be entitled to equitable relief (including without limitation preliminary and permanent injunctive relief and specific performance), in addition to all other remedies provided hereunder or available at law.

15       PROPRIETARY RIGHTS INDEMNITY.

         If any third party claims or asserts in any suit, action, proceeding, or otherwise, that UPS's or any UPS affiliate's use of the System or any portion thereof infringes or violates any copyright trademark, trade secret, U.S. patent, or other third party proprietary right, UPS shall promptly notify Company thereof, and Company shall, at its own expense, defend such action and indemnify and hold harmless UPS or such UPS affiliate from and against any and all claims, losses, damages, judgments, costs, and expenses (including attorneys' fees and disbursements) arising therefrom or caused thereby. Company shall permit UPS to participate in such defense at UPS' expense, if UPS so desires, and Company shall not settle any such action without the prior written consent of UPS, which consent shall not be unreasonably withheld, conditioned or delayed. If UPS or any UPS affiliate is enjoined from using the System or any portion thereof, Company shall promptly, at its expense, either (a) procure for UPS or such UPS affiliate the right to use the System or portion thereof, the use of which is enjoined; or (b) modify the same so that it is no longer infringing, but still performs the same functions.

         If, despite exercising its best efforts, Company is unable to accomplish one of the foregoing measures, UPS may immediately terminate this Agreement effective upon written notice to Company, reserving cumulatively all other rights and remedies available at law and in equity, and Company shall promptly refund to UPS all monies paid for the System reduced by the reasonable value of the period of use of the System determined by amortizing the monies paid over a period of ten (10) years using straight line depreciation method.

         The foregoing indemnity is subject to the following requirements: (a) that Company is given prompt notice of the claim, but the failure to give such notice shall only relieve Company from liability hereunder to the extent of the actual damage suffered by Company as a result of such failure; (b) Company is given immediate and complete control over the defense and/or settlement of the claim, and UPS fully cooperates with Company in such defense and/or settlement;
(c) UPS does not prejudice in any manner Company's conduct of such defense; and
(d) the alleged infringement is not based upon the use of the System in a manner prohibited under this Agreement, in a manner for which the System was not designed, or in a manner not in accordance with its specifications.

         Company shall have no liability for any claim of infringement based on
(a) the use of a superseded or altered version of the System if infringement would have been avoided by the use of a current or unaltered version of the System which Company made available to UPS; or (b) the combination, operation or use of the System with software, hardware or other materials not furnished or recommended by Company.

         The foregoing states Company's entire obligation and liability with respect to the infringement of any property right.

16       TERMINATION

16.1     Termination for Convenience

         UPS shall have the right to terminate this Agreement with or without cause at any time whether or not Company is in default. Such termination will be effective within five (5) days of receipt of written notice of termination by Company. Company shall forward to UPS all completed or uncompleted work products, documentation and deliverables within fifteen days of receiving such notice. Company shall be entitled to payment with respect to provable charges and fees earned and reimbursable expenses incurred (including those for which Company is reasonably contractually bound) up to the effective date of the termination, provided that Company agrees to stop all work to the extent specified in the notice, and incur no further expense beyond those authorized in such notice. Provable charges shall include hours worked billed at the company hourly rate, defined in Exhibit F, plus any reimbursable out of pocket expenses approved per Section 5. Provable charges with respect to any Company staff terminated due to UPS's decision to terminate this Agreement shall be limited to salary necessary to give fifteen
(15) calendar days notice. If expenses are less than amounts prepaid by UPS, Company shall promptly return the difference to UPS.

16.2     Termination for Default

         In the event that either party;

(a) breaches a material provision of this Agreement and fails to cure such breach within thirty (30) days after the non-breaching party notifies the breaching party thereof;

(b)      ceases conducting business in the ordinary course;

(c)      becomes insolvent;

(d)      makes a general assignment for the benefit of creditors;

(e) suffers or permits the appointment of a receiver for its business or assets;

(f) avails itself of, or becomes subject to, any proceeding under the federal bankruptcy laws or any statute of any state relating to insolvency or the protection of the rights of creditors (and, in the case of an involuntary bankruptcy, insolvency or receivership proceeding there is entered an order for relief, an order appointing a receiver or some similar order or decree and the affected party does not succeed in having such order lifted or stayed within sixty (60) days from the date of its entry),

(g)      discontinues support services as provided for herein.

then the non-breaching party may terminate this Agreement by notifying the breaching party thereof, and this Agreement shall, from that time on, terminate and be of no further force or effect. Unless a refund has been awarded to UPS pursuant to Sections 8 or 9 of this Agreement, Company shall forward to UPS all completed or uncompleted work products, documentation, System Deliverables, Licensed Software, Jointly Owned Software, Third Party Software, Technical Information and Inventions, and Third Party Hardware for which UPS has made payment within fifteen days of receiving such termination notice.

16.3     Termination by UPS

For a period of one (1) year from the Final Acceptance as defined in Section 9.2 of this Agreement, without the written consent of UPS, which consent shall not be unreasonably withheld, conditioned or delayed, Company shall not (a) sell substantially all of its assets or business to an unrelated third party; (b) sell more than 50% of the capital stock or other securities of Company on a fully diluted basis having voting power to an unrelated third party; or (c) merge with an unrelated third party in a transaction in which Company is not the surviving entity.

16.4     Effect of Termination

         UPS may terminate this Agreement upon the occurrence of those events described in, and in accordance with, Sections 3.4, 8.2, 9, 11.1, 12.3, 15, 16.1, 16.2 and 16.3.

17.      NO ASSIGNMENT.

         Neither party may assign any of its rights or delegate any of its duties pursuant to this Agreement without the prior written consent of the other, and any attempted assignment without such consent shall be void. Notwithstanding the foregoing, (i) UPS may assign this Agreement to its parent company or any now-existing or future direct or indirect subsidiary of such parent company upon prior notice to Company without such consent and (ii) with prior UPS written consent, which such consent shall not be unreasonably withheld, conditioned or delayed, Company may assign this Agreement to any person or entity acquiring all or substantially all of the business of the Company.

18       MISCELLANEOUS.

18.1     Cumulative Remedies.

         No remedy made available to either party hereunder is intended to be exclusive of any other remedy (unless explicitly so provided), and each and every remedy shall be cumulative and shall be in addition to every other remedy provided hereunder or available at law or in equity.

18.2     Notices.

         Except as otherwise expressly specified herein, any notice required or permitted to be given hereunder shall be given in writing to the parties at their respective addresses first set forth above, or at such other addresses as shall be specified in writing by either of the parties to the other by personal delivery, registered or certified mail, return receipt requested, telegram, telex, telecopier or UPS Next Day Air in accordance with the terms and conditions of this Section 18.2. If by personal delivery, registered or certified mail, return receipt requested, or UPS Next Day Air, the date upon which such notice is so personally delivered (or if notice is given by registered or certified mail, the date that is three (3) business days from sending, or if by telegram or telex or telecopier, the date of receipt) shall be deemed to be the date of such notice, irrespective of the date appearing thereon.

18.3.    Captions.

         Captions used herein are for convenience only and shall not be deemed a part of this Agreement or be used to construe the meaning of any of the provisions hereof.

18.4     Counterparts.

         This Agreement may be executed in one or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.5     Waiver

         Performance of any obligation required of a party hereunder may be waived only by a written waiver signed by the other party, which waiver shall be effective only with respect to the specific obligation described therein.

18.6     Entire Agreement.

         This Agreement and all attachments designated herein constitute the entire understanding and contract between the parties hereto and supersede any and all prior or contemporaneous oral or written representations or communications with respect to the subject matter hereof, all of which communications are merged herein. This Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by both of the parties hereto. All amendments or modifications of this Agreement shall be binding upon the parties despite any lack of consideration so long as the same shall be in writing and executed by the parties hereto.


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

18.7     Severability of Provisions.

         In the event that any provision hereof is found invalid or unenforceable pursuant to judicial decree or decision of arbitrators pursuant to
Section 20(B), the remainder of this Agreement shall remain valid and enforceable according to its terms to the fullest extent possible.

18.8     Benefit of Successors and Assigns.

         This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and, except as otherwise provided herein, their respective legal successors and assigns.

18.9     Relationship of Parties.

         Nothing contained in this Agreement shall be construed as creating a joint venture, partnership or employment relationship between the parties hereto, nor shall either party have the right, power or authority to create any obligations or duty, express or implied, on behalf of the other party hereto.

Notwithstanding the above, Company grants UPS the right to attend and observe the Company's Board of Directors meetings other than executive sessions. Company shall extend UPS an invitation to attend and participate in such meetings that will occur a minimum of 4 times per year. Company agrees that UPS can recommend an industry expert to be such observer.

18.10    Excused Performances.

         Neither party shall be deemed to be in default of or to have breached any provision of this Agreement as a result of any delay, failure in performance or interruption of service, resulting directly or indirectly from acts of nature, acts of God, acts of civil or military authority, civil disturbance, war, fires, laws, regulations, acts or order of any government agency or official thereof.

18.11    Governing Law.

         This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia, excluding any choice of law, rules or provisions.

18.12    Attorneys' Fees.

         The prevailing party shall be entitled to recover its reasonable attorneys' fees and costs actually incurred in connection with any action or proceeding between Company and UPS arising out of or related to this Agreement.

19       GENERAL SERVICES.

19.1     Support Services.

Company shall during the first year following the Warranty Period provide the Support Services as set forth in this Section 19 to those UPS employees specifically authorized by UPS, in writing, to request support services ("Authorized Support Contacts"). UPS will cause Authorized Support Contacts to trained in and familiar with the use of the System.

Company shall provide UPS with the Support Services described in this Section 19, and further described in Exhibit J, via a US toll free telephone number twenty-four (24) hours per day.

For the purposes of this Agreement, if the Licensed Software and/or the System fails to perform in accordance with its published documentation and specifications, a "Specification Non-Conformity" shall be deemed to exist.


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

Company shall provide Support Services, appropriate to the level of Severity as defined in Exhibit J, required to correct such Specification Non-Conformity, which includes, but is not limited to, correcting, revising or replacing the Licensed Software and/or the System if either Company or UPS discovers a Specification Non-Conformity.

Company shall provide all Support Services required to successfully resolve any request for assistance of any nature in connection with, but not limited to, the use, operation, or business functionality of, the Licensed Software and/or the System ("Request for Assistance") that may arise.

Upon receipt of UPS's oral or written notification of a Specification Non-Conformity in a current unaltered release of the Licensed Software and/or the System, Company will provide support and problem resolution services according to the Service Levels defined in Exhibit J.

Support Services shall include the provision to UPS of all updates and enhancements to the Licensed Software and/or the System within 90 days of the date when such updates and enhancements have been made generally available to the public.

Support Services provided hereunder shall automatically terminate at the end of the twelve- (12) month period stated above unless UPS authorizes renewal. Notwithstanding the foregoing, Company shall provide UPS ninety (90) days' prior written notice of the expiration of each Support Services term. Such notice shall include the applicable renewal fees. Any such renewal fee shall not increase more than five percent (5%) of the previous term.

19.2     Training.

Training shall be provided as described in the Proposal.

20.      Dispute Resolution.

(A). Mediation. If a dispute arises out of or related to this Agreement or the breach thereof and if the dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association ("AAA") under its Commercial Mediation Rules before resorting to arbitration.

(B). Arbitration. In the event that a settlement cannot be reached through Mediation, and subject to the limitations imposed by all applicable statutes of limitation, either party shall have the right to submit the dispute to arbitration by serving a demand for arbitration in writing on the other party and filing same with the AAA.

The parties agree that all disputes, claims or causes of action arising out of or relating to this Agreement, or the validity, interpretation, breach, violation, or termination thereof, shall be finally and solely determined and settled by arbitration to be conducted in Kentucky in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the date of execution of this Agreement.

Any arbitration commenced pursuant to this Section 20(B) shall be conducted by a panel of three neutral arbitrators. These arbitrators shall have a minimum of three years' commercial experience with information systems contracts and Intellectual Property, including, but not limited to, Patents, Trade Secrets, Trademarks and Copyrights.

In the event of any inconsistencies between the terms and conditions of this Agreement and those of the Commercial Arbitration Rules of the AAA, the terms and conditions of this Agreement shall control.

21.      FUTURE PRICING.

         UPS may at any time, up to one (1) year after "Go-Live", purchase the Company owned software products or services from Company, as described in the Proposal, at the price defined in Exhibit F below.

22.      SURVIVAL

         Notwithstanding the termination or expiration of this Agreement, the following Sections, Attachments and Exhibits of this Agreement shall survive any such termination or expiration:

6.4   Indemnification of UPS by Company
12    Warranty
13    Intellectual Proprietary Rights
14    Restrictions on Publicity and Rights of Company to Develop Comparable
      Systems
15    Proprietary Rights Indemnity
18.1  Cumulative Remedies
18.5  Waiver
18.7  Severability of Provisions
18.8  Benefit of Successors and Assigns
18.11 Governing Law
20    Dispute Resolution

23.      LIMITATION OF LIABILITY

          UPS shall not be liable to Company for any special, direct, indirect, punitive, or consequential damages arising out of this Agreement, even if advised in advance of the possibility of such damages.

24.      DELIVERY OF SYSTEM

         Company shall deliver to UPS the System via an electronic data interface. In the event that an electronic data interface is not available, Company shall deliver the System to the following address:

         United Parcel Service
         911 Grade Lane
         Louisville, KY 40213
         Attn:  Dick Deats, UPS 7x24 Project Manager


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


         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first above written.




UNITED PARCEL SERVICE                     VISAER, INC.
GENERAL SERVICES CO.


---------------------------               --------------------------------------
Signature                                 Signature


---------------------------               --------------------------------------
Name                                      Name


---------------------------               --------------------------------------
Title                                     Title


---------------------------               --------------------------------------
Date                                      Date



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

                                LIST OF EXHIBITS

NOTE: THE FOLLOWING EXHIBITS ARE NOT FILED HEREWITH BUT WILL BE PROVIDED SUPPLEMENTALLY BY THE REGISTRANT ON THE REQUEST OF THE SECURITIES AND EXCHANGE COMMISSION.

The following described documents, whether attached hereto or not, are hereby incorporated into this Agreement as though fully set forth herein.

         Exhibit "A"           Requirements
         Exhibit "B"           Design Document
         Exhibit "C"           Competitor List
         Exhibit "D"           UPS Incentives (VISaer Letter Oct. 11, 2000)
         Exhibit "E"           System Timetable
         Exhibit "F"           Pricing
         Exhibit "G"           Project Personnel
         Exhibit "H"           System Acceptance Procedure
         Exhibit "I"           Definitions
         Exhibit "J"           Response Time Metrics for VISaer 7 x 24 Support
         Reference Document    Project Plan




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